Term Sheet

Filed pursuant to Rule 433

Registration Statement No. 333-239038

February 7, 2022

United Mexican States

Final Terms and Conditions

2.375% Notes due 2030

Issuer:	United Mexican States

Transaction:	2.375% Notes due 2030 (the “Notes”)

Issue Currency:	Euro

Issue Size:	€800,000,000

Ratings:	Baa1 / BBB / BBB - (Moody’s (Neg.) / S&P (Neg.) / Fitch (Stable))*

Maturity Date:	February 11, 2030

Pricing Date:	February 7, 2022

Settlement Date:	February 11, 2022 (T+4)

Coupon:	2.375%

Coupon Payment Frequency:	Annual

Issue Price:	99.168%, plus accrued interest, if any, from February 11, 2022

Yield to Maturity:	2.491%

Re-offer Spread over Interpolated Mid Swap:	185 bps

Reference Interpolated Mid Swap Rate:	0.641%

Re-offer Spread over Benchmark:	237 bps

Reference Benchmark:	DBR 0.000% due February 15, 2030

Reference Benchmark Rate:	0.118%

Interest Payment Dates:	February 11 of each year, commencing February 11, 2023. Interest accrues from February 11, 2022

Optional Redemption:	If redeemed prior to November 11, 2029 (three months prior to the Maturity Date), Make-Whole Call calculated at German Government Bundesanleihe +35 bps; If redeemed on or after November 11, 2029 (three months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 10 days’ nor more than 60 days’ notice).

Gross Proceeds:	€793,344,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.17%

Use of Proceeds:	Redeem in part or in full Mexico’s outstanding EUR 1.625% 2024 notes and general purposes of the Government of Mexico

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS2444273168

Common Code:	244427316

Joint Book-Running Managers Allocation:	Crédit Agricole Corporate and Investment Bank Credit Suisse International Deutsche Bank AG, London Branch Morgan Stanley & Co. International plc	(25%) (25%) (25%) (25%)

Stabilization:	FCA/ICMA

Prohibition of Sales to EEA Retail Investors:	Applicable

Prohibition of Sales to UK Retail Investors:	Applicable

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000101368/000119312520164581/d934358dsb.htm.

A preliminary prospectus supplement, subject to completion, dated February 7, 2022, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312522028958/d279972d424b2.htm.

Mexico’s Annual Report on Form 18-K for the fiscal year ended December 31, 2020 is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312521207189/0001193125-21-207189-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Crédit Agricole Corporate and Investment Bank toll free at +44 (0)20 7214 6148, Credit Suisse International toll free at +1-800-820-1653, Deutsche Bank AG, London Branch toll free at +1-800-503-4611, and Morgan Stanley & Co. International plc toll free at +1-866-718-1649.

MiFID II and UK MiFIR professionals/ECPs-only / No EU PRIIPs or UK PRIIPs KID – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.